SCHEDULE 14A
                                (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.  )


Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:

[ ] Preliminary Proxy Statement          [ ] Confidential, For Use of the
                                             Commission Only
                                            (as permitted by Rule 14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials

[ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                               Galey & Lord, Inc.
-------------------------------------------------------------------------------
               (Name of Registrant as Specified in Its Charter)


-------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

  (1) Title of each class of securities to which transaction applies: N/A
  -----------------------------------------------------------------------------

  (2) Aggregate number of securities to which transaction applies: N/A
  -----------------------------------------------------------------------------

  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): N/A
  -----------------------------------------------------------------------------

  (4) Proposed maximum aggregate value of transaction: N/A
  -----------------------------------------------------------------------------

  (5) Total fee paid: $0
  -----------------------------------------------------------------------------

[ ] Fee paid previously with preliminary materials: N/A
  -----------------------------------------------------------------------------

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

  (1) Amount previously paid:
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  (2) Form, Schedule or Registration Statement no.:
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  (4) Date filed:
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

                               GALEY & LORD, INC.


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD FEBRUARY 9, 1999

TO THE STOCKHOLDERS OF
 GALEY & LORD, INC.:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the "Meeting") of Galey & Lord, Inc., a Delaware corporation (the "Company"), will be held at the Company's executive offices, 980 Avenue of the Americas, New York, New York 10018, on Tuesday, February 9, 1999 at 10:30 A.M., Local Time, to consider and act upon the following:

     1. To elect nine directors of the Company to serve as the Board of Directors until the next annual meeting of stockholders and until their successors have been duly elected and qualified;

     2. To consider and vote upon the adoption of the proposed 1999 Stock Option Plan for officers, directors, consultants and employees of the Company and its subsidiaries;

     3. To ratify the selection of Ernst & Young LLP as independent auditors of the Company for the 1999 fiscal year; and

     4. To consider and act upon such other matters as may properly come before the Meeting or any adjournment thereof.

     Only stockholders of record of the Company's Common Stock at the close of business on December 21, 1998 shall be entitled to receive notice of, and to vote at, the Meeting, and at any adjournment or adjournments thereof. A list of the stockholders of the Company as of the close of business on December 21, 1998 will be available for inspection during business hours for ten days prior to the Meeting at the Company's principal executive offices located at 980 Avenue of the Americas, New York, New York 10018. A Proxy and a Proxy Statement for the Meeting are enclosed herewith.

     All stockholders are cordially invited to attend the Meeting. Whether or not you plan to attend the Meeting, please complete, date and sign the enclosed Proxy, which is solicited by the Board of Directors of the Company, and mail it promptly in the enclosed envelope to make sure that your shares are represented at the Meeting. In the event you decide to attend the Meeting in person, you may, if you desire, revoke your Proxy and vote your shares in person.

                                         By Order of the Board of Directors

                                         /s/ Michael R. Harmon
                                         ----------------------
                                         MICHAEL R. HARMON
                                         SECRETARY

Dated: January 6, 1999


                                   IMPORTANT
                                   ---------

     THE PROMPT RETURN OF PROXIES WILL SAVE THE COMPANY THE EXPENSE OF FURTHER REQUESTS FOR PROXIES IN ORDER TO ENSURE A QUORUM. A SELF-ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. NO POSTAGE IS REQUIRED IF MAILED WITHIN THE UNITED STATES.

                              GALEY & LORD, INC.
                           980 Avenue of the Americas
                           New York, New York 10018


                                PROXY STATEMENT
                         ANNUAL MEETING OF STOCKHOLDERS
                               FEBRUARY 9, 1999


                                    GENERAL

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Galey & Lord, Inc., a Delaware corporation (the "Company"), to be voted at the Annual Meeting of Stockholders (the "Meeting") of the Company which will be held at the Company's executive offices, 980 Avenue of the Americas, New York, New York 10018, on Tuesday, February 9, 1999 at 10:30 A.M., Local Time, and any adjournment or adjournments thereof for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders and in this Proxy Statement.

     The principal executive offices of the Company are located at 980 Avenue of the Americas, New York, New York 10018. The approximate date on which this Proxy Statement and accompanying Proxy will first be sent or given to stockholders is January 6, 1999.

     A Proxy, in the accompanying form, which is properly executed, duly returned to the Company and not revoked, will be voted in accordance with the instructions contained therein and, in the absence of specific instructions, will be voted (i) FOR the election as directors of persons who have been nominated by the Board of Directors, (ii) FOR the adoption of the proposed 1999 Stock Option Plan for officers, directors, consultants and employees of the Company and its subsidiaries, (iii) FOR the ratification of the selection of Ernst & Young LLP as independent auditors to audit and report upon the consolidated financial statements of the Company for the 1999 fiscal year, and
(iv) in accordance with the judgment of the person or persons voting the proxies on any other matter that may be properly brought before the Meeting. Each such Proxy granted may be revoked at any time thereafter by writing to the Secretary of the Company prior to the Meeting, or by execution and delivery of a subsequent Proxy or by attendance and voting in person at the Meeting, except as to any matter or matters upon which, prior to such revocation, a vote shall have been cast pursuant to the authority conferred by such Proxy.


                               VOTING SECURITIES

     Stockholders of record as of the close of business on December 21, 1998 (the "Record Date") will be entitled to notice of, and to vote at, the Meeting or any adjournments thereof. On the Record Date there were outstanding 11,850,187 shares of the Company's Common Stock, $.01 par value (the "Common Stock"), which figure does not include an additional 389,204 treasury shares held by the Company. There was no other class of voting securities outstanding at the Record Date. Each holder of Common Stock is entitled to one vote for each share held by such holder. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock is necessary to constitute a quorum at the Meeting.

                      PROPOSAL 1 -- ELECTION OF DIRECTORS

     At the Meeting, nine directors are to be elected to serve until the next annual meeting of stockholders and until their successors shall be duly elected and shall qualify. Unless otherwise specified, all proxies received will be voted in favor of the election of the nine nominees of the Board of Directors named below as directors of the Company. All of the nine nominees are presently directors of the Company. The term of the current directors expires at the Meeting. Should any of the nominees not remain a candidate for election at the date of the Meeting (which contingency is not now contemplated or foreseen by the Board of Directors), proxies solicited thereunder will be voted in favor of those nominees who do remain candidates and may be voted for substitute nominees selected by the Board of Directors.

     Assuming a quorum is present, a vote of a majority of the votes cast at the Meeting, in person or by proxy, is required to elect each of the nominees as a director. Abstentions and broker non-votes are not counted as votes cast.

     The following table sets forth the names of the nominees, their ages, and their current positions with the Company:



          NAME             AGE             TITLE
-----------------------   -----   -----------------------
  Arthur C. Wiener         61      Chairman of the Board,
                                    President and Chief
                                     Executive Officer
  Lee Abraham              71             Director
  Michael T. Bradley       32             Director
  Paul G. Gillease         66             Director
  William deR. Holt        70             Director
  Howard S. Jacobs         55             Director
  William M.R. Mapel       67             Director
  Stephen C. Sherrill      45             Director
  David F. Thomas          49             Director

     Mr. Wiener has been Chairman of the Board of the Company since February 1992 and President and Chief Executive Officer of the Company since February 1988. He was Group Vice President of Burlington Industries, Inc. ("Burlington"), a manufacturer of textile products, and President of Burlington's Blended Division, the Company's predecessor, from October 1984 to February 1988. Mr. Wiener was President of the Apparel Fabrics Marketing Division of Dan River Inc., a textile manufacturer, from 1975 to October 1984. He was employed by the Menswear Division of Burlington in various capacities from 1966 to October 1975, including as President from 1973 to October 1975.

     Mr. Abraham has been a director of the Company since February 1993. Mr. Abraham served as Chairman and Chief Executive Officer of Associated Merchandising Corporation, a retail merchandising and sourcing company, from 1977 until his retirement in January 1993. Mr. Abraham is a director of Salomon Smith Barney Income & Equity Funds, a registered investment company; R.G. Barry Corporation, a manufacturer of comfort footwear; and Signet Group, plc, an owner and operator of retail jewelry stores in the United States and the United Kingdom. He was formerly a director of Liz Claiborne, Inc., a sportswear apparel company.

     Mr. Bradley has been a director of the Company since November 1998. Mr. Bradley has been employed by Citicorp Venture Capital, Ltd. ("CVC"), a venture capital and leveraged buyout company, which is a subsidiary of Citibank, N.A., a wholly-owned subsidiary of Citicorp, which is a wholly-owned subsidiary of Citigroup Inc., since April 1996, and has served as a Vice President since 1998. Mr. Bradley received an MBA from Columbia Business School in 1996 and a JD from the University of Virginia Law School in 1991. Between 1989 and 1991, he was an analyst at Select Equity Group, Inc. in New York, an equity research firm. From August 1988 to September 1989, Mr. Bradley was an assistant financial consultant at Merrill Lynch in Paris, France.

     Mr. Gillease has been a director of the Company since November 1993. Mr. Gillease was employed by E.I. Du Pont de Nemours & Company Incorporated in various executive capacities from 1961 to his retirement in October 1993, including most recently as Vice President and General Manager responsible for textile fiber operations from October 1990 to October 1993. Mr. Gillease is a director of Pillowtex, Inc., a home furnishings manufacturer; Guilford Mills, Inc., a manufacturer of knitted textiles; and Optimer, Inc., a privately held textile and fiber research and development company.

     Mr. Holt has been a director of the Company since April 1988. He was employed for 37 years by Burlington in various capacities, including most recently as a Group Vice President until his retirement in March 1988.

     Mr. Jacobs has been a director of the Company since February 1989. He has been a member of the law firm of Rosenman & Colin LLP, New York, New York, counsel to the Company, since March 1994. For more than five years prior to March 1994, Mr. Jacobs was a member of two other law firms located in New York City, each of which was former counsel to the Company.

     Mr. Mapel has been a director of the Company since February 1989. Mr. Mapel was employed by Citibank, N.A. in various executive capacities from 1969 to his retirement in October 1988, including most recently as a Senior Vice President and Chairman of the Policy Committee of the North American Finance Group from 1986 to September 1988. Mr. Mapel is a director of NSC Corporation, an environmental service company; Brundage, Story & Rose Investment Trust, a registered investment company; and Churchill Capital Partners, a registered investment company.

     Mr. Sherrill has been a director of the Company since May 1993. Mr. Sherrill was formerly a director of the Company from February 1988 to February 1992. Mr. Sherrill has been a principal of Bruckman, Rosser, Sherrill & Co., Inc., a private equity investment firm, since February 1995. For more than five years prior to February 1995, Mr. Sherrill was a Managing Director or Vice President of CVC. Mr. Sherrill is a director of Jitney Jungle Stores of America Inc., a regional chain of grocery stores; Doane Pet Care Enterprises, a manufacturer and distributor of pet food products; B&G Foods Inc., a manufacturer, marketer and distributor of food products; and Mediq, Inc., a hospital equipment rental company.

     Mr. Thomas has been a director of the Company since March 1996. Mr. Thomas has been a Managing Director of CVC for more than five years and has been the President of 399 Venture Partners, Inc., a venture capital and leveraged buyout company, which is a subsidiary of Citibank N.A. and an affiliate of CVC, since December 1994. Mr. Thomas is a director of Lifestyle Furnishings International Ltd., Anvil Knitwear, Inc., Davco Restaurants Inc., Stage Stores, Inc. and a number of private companies.

     There were six meetings of the Board of Directors of the Company during the last fiscal year. All directors attended 75% or more of the aggregate of the total number of meetings of the Board and the total number of meetings of all committees of the Board on which he served, except for Messrs. Sherrill and Thomas. The Board of Directors has designated from among its members an Audit Committee, which consists of Messrs. Jacobs, Mapel and Thomas. The Audit Committee, which reviews the Company's financial and accounting practices and controls, held two meetings during the 1998 fiscal year. The Company has a Compensation Committee of the Board of Directors, which reviews the compensation of the Company's executive officers. The Compensation Committee consists of Messrs. Abraham, Gillease and Holt. The Compensation Committee held five meetings during the 1998 fiscal year. The Company does not have a standing nominating committee. There are no family relationships between any of the directors or executive officers of the Company.

     In May 1992, the Company, CVC and Mr. Wiener entered into an agreement, under which, if requested by CVC, the Company will use its best efforts to cause one designee of CVC to be nominated as a director of the Company. Mr. Wiener has agreed to vote all shares owned by him in favor of CVC's designee. Such agreement will terminate on the earlier of its tenth anniversary or the date on which CVC beneficially owns fewer than 20% of the outstanding shares of Common Stock and nonvoting common stock of the Company. Pursuant to the agreement, CVC also has the right to appoint an observer who will be permitted to attend all meetings of the Board of Directors and its committees. Although such agreement provides for one designee of CVC to be nominated as a director of the Company, both Mr. Thomas and Mr. Bradley are serving as designees of CVC and Mr. Wiener has agreed to vote all shares of Common Stock owned by him for the election of each of Mr. Thomas and Mr. Bradley as a director of the Company.

EXECUTIVE OFFICERS

     Set forth below is certain information regarding the executive officers and certain other officers of the Company:



        NAME            AGE                                     CURRENT POSITION
--------------------   -----   ----------------------------------------------------------------------------------
Arthur C. Wiener        61     Chairman of the Board, President and Chief Executive Officer
Robert McCormack        49     Executive Vice President and President -- Woven Division, Apparel Marketing Group
Charles A. Blalock      51     Executive Vice President of Manufacturing
Michael R. Harmon       51     Executive Vice President, Chief Financial Officer, Treasurer and Secretary
John J. Heldrich        46     Executive Vice President and President -- Swift Denim Group
Giuseppe Rodino         59     President -- Klopman Group

     Officers serve at the discretion of the Board of Directors.

     Information regarding Mr. Wiener is included herein in the section entitled "PROPOSAL 1 -- ELECTION OF DIRECTORS."

     Mr. McCormack has been Executive Vice President of the Company since May 1992 and President of the Apparel Marketing Group of the Company's Woven Division since April 1994. Mr. McCormack was Executive Vice President of the Apparel Marketing Group of the Company's Woven Division from February 1988 to April 1994. He was employed by Burlington as a merchandise manager from April 1986 to February 1988 and as a sales manager for finished goods from January 1985 to April 1986.

     Mr. Blalock has been Executive Vice President of Manufacturing of the Company since March 1990. He was Plant Manager of the Company's dyeing and finishing plant located in Society Hill, South Carolina from February 1988 to March 1990. Mr. Blalock was employed by Burlington in various line and staff positions from September 1972 to February 1988, including most recently as Plant Manager of the dyeing and finishing plant located in Society Hill from February 1987 to February 1988.

     Mr. Harmon has been Executive Vice President and Chief Financial Officer of the Company since March 1991 and Secretary and Treasurer of the Company since February 1988. He was Vice President of Finance of the Company from February 1988 to March 1991. Mr. Harmon was employed by Burlington in various accounting and financial capacities from May 1970 to February 1988, most recently as Administrative Vice President and Controller from November 1987 to February 1988.

     Mr. Heldrich has been Executive Vice President of the Company since February 1998 and President of the Company's Swift Denim Group since the Company's acquisition of the divisions and subsidiaries comprising the Swift Denim Group on January 29, 1998. Prior to the Company's acquisition of Swift Denim, Mr. Heldrich had been President of Swift Denim since August 1994. He was President of Swift Marketing Worldwide from July 1991 to August 1994. Mr. Heldrich was President of the Fashion Apparel Division of Milliken & Company Inc. in New York from 1987 through 1991. From 1974 to 1987, Mr. Heldrich held various marketing and manufacturing positions at Milliken & Company Inc. in New York, South Carolina, and the United Kingdom.

     Mr. Rodino has been President of the Company's Klopman Group since the Company's acquisition of the divisions and subsidiaries comprising the Klopman Group on January 29, 1998. Mr. Rodino was President of Klopman from January 1993 to the Company's acquisition of Klopman. From April 1991 to January 1993, Mr. Rodino was General Manager of C.D.I. for Ring Denim Fabrics and M.C.M. for cotton fabrics for Leisurewear at the Imatessile Group. From June 1989 to April 1991, Mr. Rodino was Managing Director of Faema S.p.A. Between 1966 and 1989, Mr. Rodino held various sales and managerial positions at Klopman Mills and Klopman in New York, Rome and London.

                              SECURITY OWNERSHIP

     The following table sets forth certain information as of December 21, 1998 regarding the ownership of Common Stock of the Company by (i) each person who is known to the management of the Company to have been the beneficial owner of more than 5% of the outstanding shares of the Company's Common Stock, (ii) each director and nominee for director, (iii) each executive officer named in the Summary Compensation Table contained herein, and (iv) all directors and executive officers of the Company as a group.



          NAME AND ADDRESS OF                    POSITION WITH           AMOUNT AND NATURE OF       % OF
            BENEFICIAL OWNER                      THE COMPANY            BENEFICIAL OWNERSHIP       CLASS
---------------------------------------   ---------------------------   ----------------------   ----------
 Citicorp Venture Capital, Ltd.                     None                       4,629,502(1)          39.1%
 399 Park Avenue
 New York, New York 10043
 Dimensional Fund Advisors, Inc.                    None                         662,600(2)           5.6%
 1099 Ocean Avenue, 11th Floor
 Santa Monica, California 90401
 Arthur C. Wiener                          Chairman of the Board,              1,149,700(3)           9.3%
 980 Avenue of the Americas                  President and Chief
 New York, New York 10018                     Executive Officer
 Lee Abraham                                      Director                        11,100(4)             *
 Michael T. Bradley                               Director                            --               --
 Paul G. Gillease                                 Director                        13,292(5)             *
 William deR. Holt                                Director                        22,400(6)             *
 Howard S. Jacobs                                 Director                        23,600(7)             *
 William M. R. Mapel                              Director                        24,000(8)             *
 Stephen C. Sherrill                              Director                       125,947(9)           1.1%
 David F. Thomas                                  Director                        56,708(10)            *
 Charles A. Blalock                       Executive Vice President                86,325(11)            *
                                              of Manufacturing
 Michael R. Harmon                        Executive Vice President,              136,830(12)          1.1%
                                           Chief Financial Officer,
                                           Treasurer and Secretary
 John J. Heldrich                          Executive Vice President               23,000(13)            *
                                            and President -- Swift
                                                 Denim Group
 Robert McCormack                          Executive Vice President               95,000(14)            *
                                            and President -- Woven
                                              Division, Apparel
                                               Marketing Group
 All directors and executive officers                                          1,767,902(15)         14.0%
 as a group (13 persons)

---------
 *  Less than one percent (1%).

(1) Based upon information contained in a Schedule 13G, as amended and filed with the Securities and Exchange Commission (the "SEC") on March 13, 1998 (the "Schedule 13G") by Citicorp. CVC is a wholly-owned subsidiary of Citibank, N.A.; Citibank, N.A. is a wholly-owned subsidiary of Citicorp which is a wholly- owned subsidiary of Citigroup Inc. The Schedule 13G indicates that neither Citicorp nor Citibank, N.A. have any dispositive power or voting power with respect to any of the shares except through CVC. Excludes shares of Common Stock owned by employees of CVC, as to which CVC disclaims beneficial ownership.

(2) Based upon information contained in a Schedule 13G filed with the SEC on February 10, 1998 (the "Schedule 13G") by Dimensional Fund Advisors Inc. ("Dimensional"). The Schedule 13G indicates that Dimensional has sole dispositive power with respect to all of the shares, sole voting authority with respect to 441,800 of the shares, and no voting authority with respect to 220,800 of the shares. All securities reported on the Schedule 13G are owned by advisory clients of Dimensional, no one of which to the knowledge of Dimensional beneficially owns more than 5% of the outstanding shares of the Company's Common Stock. Dimensional disclaims beneficial ownership of all such securities.

 (3) Includes (i) 8,000 shares held by the Wiener Foundation, a not-for-profit corporation controlled by Mr. Wiener and his immediate family members, and
     (ii) 531,700 shares subject to currently exercisable stock options.

 (4) Includes (i) 6,000 shares subject to currently exercisable stock options, and (ii) 3,600 shares issued under and subject to the Company's 1996 Restricted Stock Plan (the "Restricted Stock Plan").

 (5) Includes (i) 6,000 shares subject to currently exercisable stock options,
     (ii) 5,435 shares issued under and subject to the Restricted Stock Plan, and (iii) 500 shares held by Mr. Gillease's wife.

 (6) Includes (i) 20,000 shares subject to currently exercisable stock options, and (ii) 2,400 shares issued under and subject to the Restricted Stock Plan.

 (7) Includes (i) 20,000 shares subject to currently exercisable stock options, and (ii) 3,600 shares issued under and subject to the Restricted Stock Plan.

 (8) Includes (i) 8,000 shares subject to currently exercisable stock options, and (ii) 3,600 shares issued under and subject to the Restricted Stock Plan.

 (9) Includes (i) 11,000 shares subject to currently exercisable stock options, and (ii) 5,435 shares issued under and subject to the Restricted Stock Plan.

(10) Includes 13,500 shares subject to currently exercisable stock options.

(11) Includes (i) 53,100 shares subject to currently exercisable stock options, and (ii) 23,225 shares held by Mr. Blalock's wife.

(12) Includes (i) 70,500 shares subject to currently exercisable stock options,
     (ii) 17,000 shares held in a self-directed individual retirement account, and (iii) 11,919 shares held by Mr. Harmon's wife.

(13) Includes 18,000 shares subject to currently exercisable stock options.

(14) Includes 62,000 shares subject to currently exercisable stock options. Excludes 5,400 shares subject to currently exercisable stock options held by Mr. McCormack's wife, as to which Mr. McCormack disclaims beneficial ownership.

(15) Includes (i) 819,800 shares subject to currently exercisable stock options, and (ii) 24,070 shares issued under and subject to the Restricted Stock Plan. Excludes 5,400 shares subject to currently exercisable stock options held by Mr. McCormack's wife, as to which Mr. McCormack disclaims beneficial ownership.


SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's executive officers, directors and persons who beneficially own greater than 10% of a registered class of the Company's equity securities to file certain reports ("Section 16 Reports") with the Securities and Exchange Commission with respect to ownership and changes in ownership of the Common Stock and other equity securities of the Company. Based solely on the Company's review of the Section 16 Reports furnished to the Company and written representations from certain reporting persons, all Section 16(a) requirements applicable to its officers, directors and greater than 10% beneficial owners were complied with, except that (i) Mr. McCormack failed to report a grant of stock options to purchase 2,500 shares to his wife in November 1996, but such transaction was reported on a Form 4 for May 1998, and (ii) Mr. Mapel failed to report a disposition of 130 shares by gift on March 4, 1997, but such transaction was reported in an amended Form 5 for fiscal 1997.

                            EXECUTIVE COMPENSATION

     The following table summarizes compensation paid by the Company during fiscal 1996, 1997 and 1998 to the Company's Chairman of the Board, President and Chief Executive Officer and its four other most highly compensated executive officers (together, the "Named Executive Officers") for services rendered in all capacities to the Company and its subsidiaries.


                          SUMMARY COMPENSATION TABLE



                                                 ANNUAL COMPENSATION
                                       ----------------------------------------
                                                                  OTHER ANNUAL
                               FISCAL                             COMPENSATION
 NAME AND PRINCIPAL POSITION    YEAR    SALARY($)   BONUS($)(1)      ($)(2)
----------------------------- -------- ----------- ------------- --------------
Arthur C. Wiener               1998     $600,000    $320,000      $ 96,000
  Chairman of the              1997      550,000     377,000       113,100
  Board, President and         1996      500,000     233,789        70,137
  Chief Executive
  Officer
Robert McCormack               1998     $267,919    $ 90,000      $ 27,000
  Executive Vice President     1997      245,004      90,060        27,018
  and President -- Woven       1996      232,502      63,480        19,044
  Division, Apparel
  Marketing Group
Charles A. Blalock             1998     $222,500    $ 90,000      $ 27,000
  Executive Vice President     1997      193,340      90,060        27,018
  of Manufacturing             1996      181,671      63,480        19,044
Michael R. Harmon              1998     $222,500    $ 90,000      $ 27,000
  Executive Vice President,    1997      193,340      90,060        27,018
  Chief Financial Officer,     1996      181,671      63,480        19,044
  Treasurer and Secretary
John J. Heldrich (5)           1998     $275,228    $ 25,000            --
  Executive Vice President,
  President -- Swift Denim
  Group



                                         AWARDS              PAYOUTS
                              ----------------------------- ---------
                               RESTRICTED     SECURITIES
                                  STOCK       UNDERLYING       LTIP     ALL OTHER
                                AWARD(S)       OPTIONS/      PAYOUTS   COMPENSATION
 NAME AND PRINCIPAL POSITION       ($)          SARS(#)        ($)        ($)(3)
----------------------------- ------------ ---------------- --------- -------------
Arthur C. Wiener                 --        --                    --   $ 3,602
  Chairman of the                --        --                    --     3,654
  Board, President and           --      250,000(4)              --     2,977
  Chief Executive
  Officer
Robert McCormack                 --        --                    --   $ 3,397
  Executive Vice President       --        --                    --     3,414
  and President -- Woven         --       75,000(4)              --     3,529
  Division, Apparel
  Marketing Group
Charles A. Blalock               --        --                    --   $ 3,325
  Executive Vice President       --        --                    --     2,208
  of Manufacturing               --       75,000(4)              --     2,325
Michael R. Harmon                --        --                    --   $ 3,325
  Executive Vice President,      --        --                    --     3,333
  Chief Financial Officer,       --       75,000(4)              --     3,450
  Treasurer and Secretary
John J. Heldrich (5)             --       30,000(6)              --   $ 2,171
  Executive Vice President,
  President -- Swift Denim
  Group

---------
(1) Reflects cash bonuses accrued under the Company's Incentive Bonus Plan.

(2) Reflects deferred compensation incentive awards granted under the Company's Deferred Compensation Program, a non-qualified, unfunded plan established in fiscal 1994 by the Company under which certain executives are awarded deferred compensation. The plan participants will only be vested in the current year award upon the completion of five years of service after the date of the award, upon normal retirement, upon involuntary termination for reasons other than violations of Company policies, theft or misappropriation of the Company's assets or performance of any act which harms the Company, or upon permanent and total disability or death, whichever occurs first. In the event of retirement, involuntary termination for reasons other than as described above, or disability, any unpaid deferred awards will be vested and paid upon the completion of five years after the date of the award. Upon the death of a participant, the Company has the option to either immediately pay the award to the participant's estate or pay the award upon the completion of five years after the date of the award.

(3) Includes the Company's contributions to its Savings and Profit Sharing Plan, a qualified defined contribution plan which covers all full time employees who have completed a certain minimum amount of service, and life insurance premiums paid by the Company with respect to term life insurance on the life of the named persons. Contributions to the Savings and Profit Sharing Plan (i) for fiscal 1998 were as follows: Mr. Wiener -- $2,978; Mr. McCormack -- $2,978; Mr. Blalock -- $2,978; and Mr. Harmon -- $2,978;
    (ii) for fiscal 1997 were as follows: Mr. Wiener -- $3,030; Mr. McCormack -- $3,030; Mr. Blalock -- $1,905; and Mr. Harmon -- $3,030; and (iii) for
    fiscal 1996, such contributions were as follows: Mr. Wiener -- $2,353; Mr. McCormack -- $3,165; Mr. Blalock -- $2,040; and Mr. Harmon -- $3,165. Life insurance premiums paid by the Company with respect to term life insurance on the life of the named persons (a) for fiscal 1998 were as follows: Mr. Wiener -- $624; Mr. McCormack -- $419; Mr. Blalock -- $347; and Mr. Harmon -- $347; (b) for fiscal 1997 were as follows: Mr. Wiener -- $624; Mr. McCormack -- $384; Mr. Blalock -- $303; and Mr. Harmon --

  $303; and (c) for fiscal 1996 such premiums were as follows: Mr. Wiener -- $624; Mr. McCormack -- $364; Mr. Blalock -- $285; and Mr. Harmon -- $285. The premium paid by the Company with respect to split-dollar life insurance on the life of Mr. Heldrich for fiscal 1998 was $507. In addition, the premium paid by the Company with respect to term life insurance on the life of Mr. Heldrich for fiscal 1998 was $1,664.

(4) Reflects options to purchase shares of Common Stock granted to such persons under the Company's Amended and Restated 1989 Stock Option Plan (the "1989 Stock Option Plan") in July 1996 at an exercise price of $10.375 per share. Such options vested at the rate of 20% of such options when the market price per share of the Common Stock equaled or exceeded $15.00, $17.50, $20.00, $22.50 and $25.00.

(5) Mr. Heldrich has been employed by the Company since the acquisition by the Company of Swift Denim on January 29, 1998, and all amounts listed reflect compensation paid to, or earned by, Mr. Heldrich since such date.

(6) Reflects options to purchase shares of Common Stock granted to Mr. Heldrich under the 1989 Stock Option Plan in February 1998 at an exercise price of $15.688 per share. Such options vest at the rate of 20% of such options when the market price per share of the Common Stock equals or exceeds $20.00, $22.50, $25.00, $27.50 and $30.00.

     The following table sets forth information for each of the Named Executive Officers with respect to stock options granted to such executive officers during the fiscal year ended October 3, 1998.


                       OPTION GRANTS IN LAST FISCAL YEAR



                                      INDIVIDUAL GRANTS
                         --------------------------------------------
                              NUMBER        PERCENT OF
                                OF            TOTAL
                            SECURITIES       OPTIONS
                            UNDERLYING      GRANTED TO
                             OPTIONS        EMPLOYEES      EXERCISE
                             GRANTED        IN FISCAL        PRICE       EXPIRATION        GRANT DATE
NAME                           (#)             YEAR         ($/SH)          DATE           VALUE ($)
----------------------   ---------------   -----------   ------------   ------------   -----------------
  Arthur C. Wiener         --                --              --           --             --
  Robert McCormack         --                --              --           --             --
  Charles A. Blalock       --                --              --           --             --
  Michael R. Harmon        --                --              --           --             --
  John J. Heldrich       30,000(1)          38.7%         $ 15.688        (2)         $  102,780(3)

---------
(1) Reflects options to purchase shares of Common Stock granted to such persons under the 1989 Stock Option Plan.

(2) Such options expire on February 9, 2008; provided that, to the extent any portion of such option is not vested on February 9, 2003, such non-vested portion expires on February 9, 2003.

(3) The grant date value was estimated using a modified Black-Scholes option-pricing model, which in addition to the traditional inputs, takes into consideration the target stock price (or barrier) which must be attained. The following assumptions were incorporated into the model: weighted average risk-free interest rate of 5.43%; expected dividend yield of 0%; expected lives ranging from 1.42 to 3.17 years; and volatility of 34%.

     The following table sets forth information for each of the Named Executive Officers with respect to the aggregate stock options exercised during the fiscal year ended October 3, 1998, and stock options held as of October 3, 1998.

              AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                         FISCAL YEAR-END OPTION VALUES



                                                           NUMBER OF
                                                           SECURITIES        VALUE OF
                                                           UNDERLYING       UNEXERCISED
                                                          UNEXERCISED      IN-THE-MONEY
                                                           OPTIONS AT       OPTIONS AT
                                                           FY-END (#)      FY-END($)(1)
                            SHARES                      ---------------   --------------
                           ACQUIRED
                              ON            VALUE         EXERCISABLE/     EXERCISABLE/
NAME                      EXERCISE(#)    REALIZED($)     UNEXERCISABLE     UNEXERCISABLE
----------------------   ------------   -------------   ---------------   --------------
  Arthur C. Wiener              --               --          531,700/0     $1,464,194/0
  Robert McCormack          20,000         $285,894           62,000/0         89,000/0
  Charles A. Blalock        50,100          686,165           53,100/0         75,094/0
  Michael R. Harmon         23,500          413,027           82,500/0        234,371/0
  John J. Heldrich              --               --      18,000/12,000              0/0

(1) Based upon the closing price of the Common Stock of $11.9375 on October 2, 1998, less the exercise price.

RETIREMENT PLAN

     The Company's Retirement Plan (the "Retirement Plan") covers all full-time domestic employees (excluding employees of Swift Denim) who have completed at least 1,000 hours of service during a period of 12 consecutive months beginning on such employees' employment commencement date (or the anniversary thereof). The Retirement Plan recognizes credited service with Burlington for membership eligibility and vesting purposes only. Under the terms of the Retirement Plan (prior to its amendment effective April 1, 1992), employees contributed at the rate of 1.5% of the first $6,600 of compensation in a plan year and 3% of compensation in excess of $6,600, up to a compensation limit which was adjusted annually. The Company's contributions, if any, were determined annually on an actuarial basis. An employee's annual pension benefit payable at normal retirement date (the first day of the month following the month in which the employee's 65th birthday occurs) was equal to one-half of the employee's total contribution while a member of the Retirement Plan. Such benefit is payable in equal monthly installments for the life of the employee.

     A reduced pension benefit is payable upon (i) early retirement at or after age 55, (ii) death, (iii) disability, (iv) termination of employment after completing five years of vesting service, or (v) termination due to lack of work. Employees are always vested in their contributions. The normal form of benefit payment is a straight life annuity for unmarried employees and a (reduced) joint and survivor annuity for those who are married. Benefits may also be received at the employee's election in the form of a lump sum payment which is the present value of the employee's accrued benefit.

     Effective as of April 1, 1992, the Retirement Plan was amended to provide that employee contributions are neither required nor permitted. Under the revised plan, the amount of a participant's annual retirement benefits (to be paid in monthly installments) equals the sum of (i) the accrued benefit determined under the formula described above as of March 31, 1992, and (ii) (a) 1% of a participant's average annual compensation paid on and after April 1, 1992, plus (b) 0.5% of a participant's average annual compensation in excess of his or her Social Security covered compensation, multiplied by his or her years of service completed after March 31, 1992 (not in excess of 35 years). The compensation described in (ii) above was limited to $160,000 in fiscal 1998.

     The estimated annual benefits payable upon retirement at normal retirement age (assuming no increase in present salary levels) to the Named Executive Officers are as follows: Arthur C. Wiener -- $40,198; Robert McCormack -- $55,384; Charles A. Blalock -- $47,948; Michael R. Harmon -- $47,191. During fiscal 1998 John J. Heldrich was covered under Swift Denim's Defined Benefit Pension Plan. This plan is a step rate plan and the maximum covered compensation used to calculate his benefits in calendar year 1998 under this plan, as permitted by law, was $160,000. As a result of the Company's acquisition of Swift Denim on January 29, 1998, the Company assumed the obligations under such plan. The estimated annual amount payable to Mr. Heldrich upon retirement at normal retirement age (assuming no increase in present salary levels) under such plan is $17,856. Effective January 1, 1999, Swift Denim's Defined Benefit Pension Plan will be amended to include all domestic employees of the Company, except for hourly employees of Swift Denim, who are covered under separate plans.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

     Effective for fiscal 1994, the Company established a non-qualified, unfunded supplementary retirement plan under which the Company will pay supplemental pension benefits to key executives. The plan is intended to supplement retirement benefits received under the Retirement Plan and from Social Security. The amounts set forth in the table below represent total annual pension benefits received under the Supplemental Executive Retirement Plan, the Retirement Plan and Social Security which are payable monthly upon retirement at age 65 or older for the participant's lifetime. The pension benefits payable under the Supplemental Executive Retirement Plan are based on a straight life annuity and are reduced for both Social Security benefits and the annual benefit payable from the Retirement Plan. A discount of five percent per year is applied for retirement before age 65.


                              PENSION PLAN TABLE



                                                                   YEARS OF SERVICE
 AVERAGE OF FINAL FIVE CONSECUTIVE   ----------------------------------------------------------------------------
       YEARS OF COMPENSATION              5           10           15           20           25            30
----------------------------------   ----------   ----------   ----------   ----------   ----------   -----------
                $200,000              $17,500      $ 35,000     $ 52,500     $ 70,000     $ 87,500     $105,000
                 250,000               21,875        43,750       65,625       87,500      109,375      131,250
                 300,000               26,250        52,500       78,750      105,000      131,250      157,500
                 350,000               30,625        61,250       91,875      122,500      153,125      183,750
                 400,000               35,000        70,000      105,000      140,000      175,000      210,000
                 450,000               39,375        78,750      118,125      157,500      196,875      236,250
                 500,000               43,750        87,500      131,250      175,000      218,750      262,500
                 550,000               48,125        96,250      144,375      192,500      240,625      288,750
                 600,000               52,500       105,000      157,500      210,000      262,500      315,000
                 650,000               56,875       113,750      170,625      227,500      284,375      341,250
                 700,000               61,250       122,500      183,750      245,000      306,250      367,500
                 750,000               65,625       131,250      196,875      262,500      328,125      393,750
                 800,000               70,000       140,000      210,000      280,000      350,000      420,000
                 850,000               74,375       148,750      223,125      297,500      371,875      446,250
                 900,000               78,750       157,500      236,250      315,000      393,750      472,500
                 950,000               83,125       166,250      249,375      332,500      415,625      498,750

     The average of the final five consecutive years of compensation includes the participant's salary and bonus. The Named Executive Officers have each been credited with approximately ten years of service, except Mr. Heldrich, who has been credited with approximately seven years of service. The net pension cost for fiscal 1998 was $307,240 for approximately 20 employees participating in the Supplemental Executive Retirement Plan.


SEVERANCE PLAN

     Under the Company's Severance Plan, the Company makes payroll severance payments and vacation severance payments to eligible full-time salaried employees who are involuntarily terminated from the Company. The right to receive payroll severance benefits does not vest until termination of employment, as determined by eligibility and benefit schedules in effect on the date of termination, which may be changed by the Company at any time. Vacation severance payments are based upon a person's length of continuous employment with the Company, less vacation taken during the calendar year. If a Company facility is sold as an ongoing business, an employee of such facility remaining employed by the Company until the effective date of such sale is eligible for severance benefits if such employee (i) is not offered employment by the purchaser or successor employer or (ii) refuses an offer of employment in a less than comparable position or for less than a substantially equivalent base salary. Employees who continue to be employed by the successor entity are not eligible for severance benefits.

     As of October 3, 1998, the Named Executive Officers were eligible to receive the following amounts in the event of involuntary termination: Arthur
C. Wiener -- $250,000; Robert McCormack -- $100,000; Charles A. Blalock -- $160,000; and Michael R. Harmon -- $160,000. Mr. Heldrich is not currently eligible to receive a severance payment under such plan in the event of his involuntary termination.

SEVERANCE AGREEMENT

     In connection with the Company's acquisition of Swift Denim in January 1998, the Company assumed certain obligations to John Heldrich as a result of certain change of control provisions of a severance agreement, dated April 29, 1996, between Dominion Textile Inc. ("Dominion"), Swift Denim's parent prior to the acquisition, and Mr. Heldrich.

     Pursuant to the terms of the agreement, as assumed by the Company, if, prior to December 19, 1999, Mr. Heldrich's employment with the Company is terminated (i) by the Company for reasons other than his death, his retirement, his disability, or for "cause" (as defined in the agreement), (ii) by Mr. Heldrich for "good reason" (as defined below), or (iii) by mutual consent of Mr. Heldrich and the Company, Mr. Heldrich generally will be entitled to receive from the Company, (a) an amount equal to the base salary that he was receiving prior to the date that he is given notice of such termination to the extent not yet paid to the date of his termination plus any annual benefits or awards, pro-rated to the date of his termination to the extent that any targets necessary to obtain such awards have been achieved, (b) a severance payment, in cash, in an amount equal to two times the aggregate of his base salary plus the then current cash value of the non-cash benefit plans that Mr. Heldrich was participating in prior to the change of control (the "Change of Control") of Dominion on December 19, 1997 plus the average of the annual bonus that Mr. Heldrich received in the two years immediately preceding the date of his termination, and (c) any amounts owing to him under Dominion's Executive Retirement Income Plan ("ERIP"), Supplemental Executive Retirement Plan ("SERP"), or other accrued benefits under any benefit plan of Dominion (the "Dominion Benefit Plans") that was in effect prior to the Change of Control (other than Dominion's registered pension plans) that have not been fully paid or funded in accordance with their respective terms to an irrevocable trust over which the Company retains no discretion. In such a case, any pension benefits that have accrued (or that would have accrued by December 19, 1999) for the benefit of Mr. Heldrich under the SERP or ERIP will be fully vested without regard to age or service qualification. In addition, any amounts owed by Mr. Heldrich to the Company pursuant to any loan made by Dominion to Mr. Heldrich will generally not become due or payable for five years after the date of his termination. Mr. Heldrich's current annual base salary is $450,000 and he received annual bonuses of $60,000 and $60,000 in fiscal 1998 and 1997, respectively. In addition, Mr. Heldrich is not owed any amounts under the ERIP and is currently owed an aggregate of $284,813 under the SERP.

     For purposes of the agreement, "good reason" means (i) a reduction by the Company of Mr. Heldrich's base salary or the percentage opportunity for cash and non-cash incentive compensation as in effect immediately prior to the Change of Control, (ii) an adverse change in Mr. Heldrich's status, position, salary group or scope of responsibility, (iii) the failure by the Company to continue in effect any Dominion Benefit Plan in which Mr. Heldrich was participating prior to the Change of Control or the taking of any action (or failure to act) by the Company which would adversely affect his continued participation in any such benefit plan on at least as favorable a basis to him as was the case immediately prior to the Change of Control or which would materially reduce his benefits in the future under any such benefit plan or deprive him of any material employment related benefit enjoyed by him immediately prior to the Change of Control, (iv) the Company requiring Mr. Heldrich to regularly report for employment at an office located anywhere in excess of 30 kilometers from where his office was located immediately prior to the Change of Control, (v) the failure by the Company to provide and credit Mr. Heldrich with the number of paid vacation days to which he is entitled and at the times at which he is entitled to them in accordance with Dominion's normal policies in effect immediately prior to the Change of Control, (vi) the failure by the Company to pay or cause to be paid to Mr. Heldrich any amounts due to him under the terms of any of the Dominion Benefit Plans or the failure of the Company to fund Dominion's SERP after a decision of the Company's Board of Directors that it is in the Company's best interests to do so, (vii) any refusal by the Company to continue to allow Mr. Heldrich to attend to matters or engage in activities not directly related to the business of Dominion which, prior to the Change of Control, he was permitted by Dominion's Board of Directors or Chief Executive Officer to attend to or engage in, or (viii) the failure by the Company to obtain the assent to the severance agreement by any successor of the Company.

     Pursuant to the agreement, if Mr. Heldrich's employment with the Company is terminated by the Company for "cause", the Company will pay to Mr. Heldrich his base salary through the date of his termination plus any benefits or awards (including the cash value of any benefit plan) which will have been earned by or payable to him, but which will not yet have been paid to him.


COMPENSATION OF DIRECTORS

     Pursuant to the Company's Restricted Stock Plan and 1989 Stock Option Plan as in effect in fiscal 1998, each of the Company's directors who is not an employee of the Company makes an irrevocable election (i) to receive annually and at the time such person becomes a director either (a) options to purchase up to 2,000 shares of Common Stock granted under the Company's 1989 Stock Option Plan or (b) 1,200 shares of Common Stock issued pursuant to the Company's Restricted Stock

Plan, and (ii) on or prior to December 1 of each calendar year (with respect to each succeeding calendar year) or at the time such person becomes a director, to receive all of his or her annual director's fee for the applicable calendar year, (a) in cash in the amount of $20,000, or (b) in the form of a grant of stock options to purchase up to 2,500 shares of Common Stock under the Company's 1989 Stock Option Plan, or (c) in the form of a combination of $10,000 in cash plus an amount of shares of Common Stock issued under the Restricted Stock Plan having an aggregate fair market value on the date of issuance equal to $15,000; PROVIDED, HOWEVER, that in the event any person makes such election at the time he or she becomes a director, such non-employee director shall receive a PRO RATA portion of his or her annual director's fee (whether in cash, stock options granted under the Stock Option Plan or a combination of cash and shares of Common Stock issued under the Restricted Stock Plan) based upon the remaining portion of the calendar year in which such person becomes a director. In addition, each non-employee director receives $1,000 for each Board committee meeting attended (other than for a Board committee meeting held on the same date as a meeting of the Board of Directors). During fiscal 1998, each of Messrs. Abraham, Gillease, Jacobs, Mapel and Sherrill were issued 1,200 shares of Common Stock under the Restricted Stock Plan. In addition, the Company paid to each of Messrs. Abraham, Gillease, Holt, Jacobs, Mapel and Sherrill $8,790.24 in payment of a portion of their income tax liability as a result of receiving such shares under the Restricted Stock Plan. In February 1998, each of Messrs. Thomas and Holt was granted options under the 1989 Stock Option Plan to purchase 2,000 shares of Common Stock at an exercise price of $18.313 per share. Messrs. Abraham, Holt, Jacobs and Mapel each received an annual director's fee of $20,000 and, in lieu of such annual cash director's fee, (i) Mr. Thomas was granted options in January 1998 to purchase up to 2,500 shares of Common Stock under the Company's 1989 Stock Option Plan and (ii) Messrs. Gillease and Sherrill each received, in January 1998, a combination of $10,000 in cash and 843 shares of Common Stock issued under the Restricted Stock Plan.

     The Company has adopted, subject to stockholder approval, the 1999 Stock Option Plan whereby each non-employee director of the Company makes an irrevocable election (i) to receive annually and at the time such person becomes a director either (a) options to purchase up to 2,000 shares of Common Stock or (b) an amount of shares of Common Stock issued pursuant to the Company's Restricted Stock Plan having an aggregate fair market value on the date of issuance equal to $18,000, and (ii) on or prior to December 1 of each calendar year or at the time such person becomes a director, to receive all of his or her annual director's fee, beginning for the 1999 calendar year, (a) in cash in the amount of $20,000, or (b) in the form of a grant of stock options to purchase 2,500 shares of Common Stock, or (c) in the form of a combination of $10,000 in cash plus an amount of shares of Common Stock issued under the Restricted Stock Plan having an aggregate fair market value on the date of issuance equal to $15,000; PROVIDED, HOWEVER, that in the event any person makes such election at the time he or she becomes a director, such non-employee director shall receive a PRO RATA portion of his or her annual director's fee (whether in cash, stock options or a combination of cash and shares of Common Stock issued under the Restricted Stock Plan) based upon the remaining portion of the calendar year in which such person becomes a director.

     Additional information regarding the proposed 1999 Stock Option Plan is included herein in the section entitled "PROPOSAL 2 -- APPROVAL OF 1999 STOCK OPTION PLAN."


            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors (the "Committee") is composed of three non-employee directors and has general oversight, review and approval responsibilities with respect to the compensation of the Company's executive officers. The Committee has on occasion engaged an independent consultant to assist it in carrying out its duties, particularly as such duties relate to the structure and competitive positioning of the Company's compensation program.

     The Company's executive compensation program is designed to attract and retain qualified executives with competitive levels of compensation that are related to performance goals and which recognize individual initiative and accomplishments. The principal components of the Company's executive compensation program are fixed compensation in the form of base salary, variable compensation in the form of annual cash incentive bonuses, stock options and awards under the Company's Deferred Compensation Program. The Company does not have employment agreements with any of its executive officers, except for a severance agreement with John J. Heldrich, which agreement was assumed by the Company as a result of the acquisition by the Company of Swift Denim in January 1998.

     The Company is subject to Section 162(m) of the Internal Revenue Code of 1986, as amended, which limits the deductibility of certain compensation payments to its executive officers. The Company does not have a policy requiring the Compensation Committee to qualify all compensation for deductibility under this provision. The Compensation Committee, however, considers the net cost to the Company in making all compensation decisions and will continue to evaluate the impact of this provision on its compensation programs.

     BASE SALARY. Mr. Wiener, the Company's Chairman of the Board, President and Chief Executive Officer, makes recommendations to the Committee regarding the base salaries of all executive officers. Following the Committee's discussion, review and, if necessary, modification of such recommendations, the base salaries of all executive officers are approved by the Committee. The Committee considers various factors in its review, including the executive officer's job responsibilities and performance, experience and years of service with the Company, the business outlook for the Company and a comparison of base salaries for comparable positions at other textile manufacturing and general industrial companies of approximately the same size based on revenues. The Committee believes that base salaries of executive officers are competitive with respect to such group of companies. Salary adjustments are based on an annual evaluation of the performance of the Company and each executive officer, and take into account any new responsibilities of the executive.

     ANNUAL INCENTIVE BONUS. The Company has an Incentive Bonus Plan (the "Incentive Plan"), pursuant to which incentive cash bonuses are payable annually to executive officers and certain other key employees based upon the amount by which the Company's earnings before interest, taxes, depreciation and amortization ("EBITDA") for each fiscal year exceed established targets and, in some cases, certain specific performance criteria for individual participants. The performance criteria are based upon the Company achieving measurable performance goals in a participant's principal area of responsibility, such as marketing and manufacturing. Under the Incentive Plan, a significant portion of each participant's total compensation is at risk and is dependent upon the Company's overall financial performance and such participant's individual accomplishments.

     The Incentive Plan is reviewed annually by the Committee and is thereafter presented, with the Committee's recommendations, to the Company's Board of Directors for its approval. The initial recommendation of targeted EBITDA levels is made at the beginning of each fiscal year by the Chairman of the Board, President and Chief Executive Officer of the Company and, following discussion, review and, at times, modification, is approved by the Committee and the Board of Directors. In addition, the aggregate amount available to be paid under the Incentive Plan is approved by the Committee and the Board of Directors and is increased by specified percentages as the amount the Company's actual EBITDA exceeds the established target level up to a certain prescribed maximum. The Chairman of the Board, President and Chief Executive Officer designates, at the beginning of each fiscal year, the maximum percentage (the "incentive percentage") of the bonus that each participant may receive if the Company's EBITDA equals or exceeds the established target level. In addition, with respect to certain participants, their right to receive a portion of such incentive percentage is dependent upon achieving the performance criteria established for such participants, as described above. Such incentive percentages are reviewed and approved by the Committee. In the event the Company does not achieve the threshold level of EBITDA for the fiscal year, the executive officers of the Company and the other participants in the Incentive Plan, with the exception of the Chairman of the Board, President and Chief Executive Officer, may be awarded a cash amount based on specific performance criteria, as recommended by the Chairman of the Board, President and Chief Executive Officer and approved by the Committee.

     In addition, the Company has a Deferred Compensation Program (the "Deferred Plan"), a non-qualified, unfunded plan under which executive officers and other key executives receive annually a deferred compensation award. Under the Deferred Plan, which was approved by the Company's Board of Directors upon the Committee's recommendations, an aggregate amount available to be awarded annually under the Deferred Plan was established (the "deferred pool"). Each executive is entitled to receive an annual deferred compensation award in an amount equal to 30% of the amount of such executive's incentive cash bonus award under the Incentive Plan for such year. In the event that the aggregate amount of all deferred compensation awards as calculated in accordance with such formula exceeds the amount of the deferred pool, the amount of each executive's deferred compensation award will be reduced pro rata so that the total of all such awards do not exceed the amount of the deferred pool. Participants in the Deferred Plan will only be vested in the current year award upon the completion of five years of service after the date of the award, upon normal retirement, upon involuntary termination for reasons other than violations of Company policies, theft or misappropriation of the Company's assets or performance of any act which harms the Company, or upon permanent and total disability or death, whichever occurs first. In the event of retirement, involuntary termination for reasons other than as described above, or disability, any unpaid deferred awards will be vested and paid upon the completion of five years after the date of the award. Upon the death of a participant, the Company has the option to either immediately pay the award to the participant's estate or pay the award upon the completion of five years after the date of the award.

     STOCK OPTIONS. The Committee believes that the significant equity interests in the Company held by the Company's executive officers have served to link the interests of the executives with those of the stockholders. Under the Company's 1989 Stock Option Plan and under the Company's proposed 1999 Stock Option Plan, options to purchase shares of Common Stock were, and may be, granted to the executive officers of the Company. The Committee believes that the grant of stock options will continue as an important component of the Company's executive compensation program.

     In July 1996, the Committee approved a new stock option program designed to focus the efforts of the Company's management team and other key employees towards enhancing stockholder value. The intent of this special program is to signal to the Company's executive officers, other members of the management team and other key employees that, while they had performed exceptionally well in the past, the benefits to be derived from the receipt of stock options in the future should be tied to the market price of the Company's Common Stock in order to promote the creation of stockholder value. As a result, the decision was made to grant stock options to the executive officers and other members of the Company's management team and its key employees which would vest upon the market price per share of the Company's Common Stock achieving certain levels; the Company's option grants in the past provided for vesting over time. During fiscal 1998, no stock options were granted to any of the Named Executive Officers except for John J. Heldrich. In connection with Mr. Heldrich becoming an executive officer of the Company upon the consummation of the acquisition by the Company of Swift Denim, Mr. Heldrich was granted options in February 1998 under the 1989 Stock Option Plan to purchase 30,000 shares of Common Stock at an exercise price of $15.688 per share. Such options vest at the rate of 20% of such options when the market price per share of Common Stock equals or exceeds $20.00, $22.50, $25.00, $27.50 and $30.00. All such options expire on February
9, 2008; provided that, to the extent any portion of such options is not vested on February 9, 2003, such non-vested portion expires on such date.

     CHIEF EXECUTIVE OFFICER COMPENSATION. Compensation for Mr. Wiener, the Company's Chairman of the Board, President and Chief Executive Officer, is generally established in accordance with the principles described above. The Committee reviews Mr. Wiener's performance and establishes his base salary considering the various factors described above for executive officers. The amount of Mr. Wiener's annual incentive cash bonus under the Incentive Plan is based upon whether the Company's overall performance meets or exceeds targets established in the Company's business plan which is approved by the Board of Directors at the beginning of each fiscal year. Mr. Wiener's base salary increased by $50,000 for fiscal 1998 as compared to fiscal 1997, and increased by $50,000 for fiscal 1997 as compared to fiscal 1996. The amount of his annual incentive cash bonus has fluctuated depending upon the EBITDA levels achieved by the Company.

                                      The Compensation Committee of the Board
                                      of Directors



                                      Lee Abraham
                                      Paul G. Gillease
                                      William deR. Holt

                            PERFORMANCE COMPARISON

     The following graph compares, from October 1, 1993 (the last trading day before the commencement of the Company's fifth fiscal year preceding fiscal
1998), the cumulative total stockholder return on the Common Stock with the cumulative total returns of the S&P 500 Index and a peer group. The graph assumes that the value of the investment in the Common Stock and each index was $100 on October 1, 1993 and that all dividends were reinvested.

     The peer group is comprised of the following domestic textile manufacturers: Burlington Industries, Inc.; Cone Mills Corporation, Inc.; Delta Woodside Industries, Inc.; Dyersburg Corporation; Forstmann & Company, Inc.; Guilford Mills, Inc.; Lida Inc. (which is included in the peer group until August 31, 1995, the date the securities of Lida Inc. ceased trading); Springs Industries, Inc.; and Texfi Industries, Inc. The return of each Company in the peer group has been weighted according to its respective stock market capitalization. Data for the graph were provided by Standard & Poor's Compustat Services, Inc.

Plot points appear below for chart:



---------------------------------------------------------------------------------------------------------------------

                                           ----------------------------------------------
                                               COMPARISON OF CUMULATIVE TOTAL RETURN
                                              GALEY & LORD, INC., S&P 500 & PEER GROUP
                                           ----------------------------------------------


                                                       [PERFORMANCE GRAPH]


      ---------------------------------------------------------------------------------------------------------------

                            BASE PERIOD
                            SEPT. 1993     SEPT. 1994     SEPT. 1995     SEPT. 1996     SEPT. 1997     SEPT. 1998
        GALEY & LORD          $100.00        $184.27        $123.60        $115.73        $169.66        $107.31
        S & P 500             $100.00        $103.69        $134.53        $161.88        $227.36        $247.92
        PEER GROUP            $100.00         $89.71         $94.73         $85.40        $116.72         $73.40

      ---------------------------------------------------------------------------------------------------------------





                             RELATED TRANSACTIONS

     The law firm of Rosenman & Colin LLP, New York, New York, of which Howard
S. Jacobs, a director of the Company, is a member, has acted as counsel to the Company since March 1994. Legal fees for services rendered by Rosenman & Colin LLP to the Company during the fiscal year ended October 3, 1998 did not exceed 5% of the revenues of such firm for its most recent fiscal year.

               PROPOSAL 2 -- APPROVAL OF 1999 STOCK OPTION PLAN

     In December 1998, the Board of Directors of the Company adopted, subject to the approval of the stockholders of the Company, the 1999 Stock Option Plan of Galey & Lord, Inc. (the "1999 Stock Option Plan") under which options to purchase a total of 500,000 shares of Common Stock will be reserved for issuance to officers, directors, consultants and certain employees of the Company and its subsidiaries.

     The purpose of the 1999 Stock Option Plan is to secure for the Company and its stockholders the benefits arising from stock ownership by officers, directors, consultants and certain employees of the Company and its subsidiaries who are expected to contribute to the Company's future growth and success, to attract new individuals to enter into service or employment with the Company and its subsidiaries and to encourage such individuals to secure or increase on reasonable terms their stock ownership in the Company. The Board of Directors of the Company believes that the granting of options under the 1999 Stock Option Plan will promote continuity of management and increase incentive and personal interest in the welfare of the Company by those who are or may become primarily responsible for shaping and carrying out the long range plans of the Company and its subsidiaries and securing the Company's continued growth and financial success. In addition, the Company's 1989 Stock Option Plan expires in 1999.

     The stockholders are required to vote on and approve the adoption of the 1999 Stock Option Plan. The Board of Directors believes that it is in the best interest of the Company and its stockholders to approve the adoption of the 1999 Stock Option Plan. Assuming a quorum is present, a vote of a majority of the votes cast at the Meeting, in person or by proxy, is required to approve the adoption of the 1999 Stock Option Plan. Abstentions and broker non-votes are not counted as votes cast.

     The following summary of certain features of the 1999 Stock Option Plan is qualified in its entirety by reference to the full text of the 1999 Stock Option Plan, which is attached to this Proxy Statement as Exhibit A.


DESCRIPTION OF THE 1999 STOCK OPTION PLAN

     The 1999 Stock Option Plan provides for the grant of stock options, covering up to an aggregate of 500,000 shares of Common Stock.

     The 1999 Stock Option Plan will be administered by members of the Company's Board of Directors who are intended to be "non-employee directors" within the meaning of Rule 16b-3(b)(3) under the Securities Exchange Act of 1934, as amended, and "outside directors" within the contemplation of Section 162(m)(4)(C)(i) of the Internal Revenue Code of 1986, as amended (the "Code"). Under the 1999 Stock Option Plan, options to purchase shares of Common Stock may be granted to officers, directors, consultants and certain employees of the Company and its subsidiaries at the discretion of such members of the Board of Directors. In addition, subject to certain limitations, such members of the Board of Directors will determine the number of options to be granted to such persons, the exercise price applicable to each such option, the times when such options shall become exercisable and the duration of the exercise periods. Such members of the Board of Directors will also have the authority to generally interpret the 1999 Stock Option Plan. Under the 1999 Stock Option Plan, such members of the Board of Directors may delegate authority to the Chief Executive Officer of the Company to act on its behalf and administer the 1999 Stock Option Plan with respect to certain employees of the Company who are not officers of the Company, provided that (i) the Chief Executive Officer may not grant options to purchase more than an aggregate of 100,000 shares of Common Stock in any one calendar year and (ii) unless otherwise determined by such members of the Board of Directors, no single employee may be granted options to purchase more than 5,000 shares of Common Stock in any one calendar year. The 1999 Stock Option Plan provides for the grant of (i) options that are intended to qualify as incentive stock options ("Incentive Stock Options") within the meaning of Section 422 of the Code to certain employees (including officers and directors who are employees) and (ii) options not intended to so qualify ("Non-Qualified Stock Options") to the Company's employees, officers, directors and consultants.

     The 1999 Stock Option Plan provides that each non-employee director of the Company make, on or prior to December 1 for the subsequent year, an irrevocable election in writing to receive annually and at the time such person first becomes a director either (i) options (subject to availability) to purchase up to 2,000 shares of Common Stock, or (ii) an amount of shares of Common Stock issued pursuant to the Company's Restricted Stock Plan (subject to availability) having a fair market value (as defined in the 1999 Stock Option
Plan) on the date of issuance equal to $18,000. Such options would become exercisable one year after the date of the grant at an exercise price per share equal to the fair market value of a share of Common Stock on the date of the grant and remain outstanding, unless exercised, for ten years from the date of the grant. Generally, the fair market value of a share of Common Stock will be the last reported sale price for the Common Stock on the New York Stock Exchange.

     In addition, the 1999 Stock Option Plan provides that each non-employee director of the Company make, on or prior to December 1 for the subsequent calendar year or at the time such person becomes a director, an irrevocable election in writing to receive all of his or her annual director's fee for such calendar year (i) in cash in the amount of $20,000, or (ii) in the form of a grant under the 1999 Stock Option Plan (subject to availability) of stock options to purchase 2,500 shares of Common Stock, or (iii) in the form of a combination of $10,000 in cash plus the issuance of an amount of shares of Common Stock under the Restricted Stock Plan (subject to availability) having a fair market value on the date of issuance equal to $15,000; PROVIDED, HOWEVER, that in the event that any person makes such election at the time he or she becomes a director, such non-employee director shall receive a PRO RATA portion of his or her annual director's fee (whether in cash, stock options granted under the 1999 Stock Option Plan or a combination of cash and shares of Common Stock issued under the Restricted Stock Plan) based upon the remaining portion of the calendar year in which such person becomes a director. All such options would become exercisable one year after the date of the grant at an exercise price per share equal to the fair market value of a share of Common Stock on the date of the grant and, to the extent not exercised, remain outstanding for ten years.

     Options granted under the 1999 Stock Option Plan are nontransferable other than by will or the laws of descent and distribution, and may be exercised during the optionholder's lifetime only by such optionholder while an employee, a consultant or a director, subject to certain rights of exercise after termination or discharge. Each option granted will have a term specified in the option agreement, but all options will expire no later than ten years from the date of grant (five years in the case of Incentive Stock Options granted to an employee who is a greater than 10% beneficial owner of the Company's shares).

     Options are exercisable (other than options automatically granted to non-employee directors) at such time or times or in such installments on a cumulative basis and upon such conditions as the non-employee members and outside members of the Company's Board of Directors determine at the time of the grant. The number of options that may be granted to an executive officer during any three-year period may not exceed options to purchase an aggregate of 400,000 shares of Common Stock.

     In the case of Incentive Stock Options, the exercise price must be at least equal to the fair market value of the Common Stock on the date the option is granted (110% of fair market value in the case of any employee who is a greater than 10% beneficial owner of the Company's shares). The exercise price of a Non-Qualified Stock Option may not be less than the fair market value of the Common Stock on the date the option is granted. Upon exercise of any option, the purchase price must be paid in full in cash. The aggregate fair market value (determined at the time the options are granted) of the shares covered by Incentive Stock Options granted to any employee under the 1999 Stock Option Plan (and any other Incentive Stock Option plans of the Company) which may become exercisable for the first time in any one calendar year may not exceed $100,000.

     The 1999 Stock Option Plan expires in February 2009, unless terminated earlier by the Board of Directors; PROVIDED, HOWEVER, that any such termination will not affect any options then outstanding under the 1999 Stock Option Plan. The 1999 Stock Option Plan may be amended or suspended from time to time by the Board of Directors of the Company, except that (i) the Board of Directors may not, without the approval of the stockholders, increase the total number of shares covered by the 1999 Stock Option Plan, and (ii) no such amendment or termination may be made which will affect any options already granted without the approval of all optionholders whose options would be affected by such amendment or termination.

     The Stock Option Plan provides for adjustment to the shares available for issuance thereunder upon the occurrence of certain events, including stock dividends, stock splits, reorganizations, recaptializations or similar changes or transactions of or by the Company.

     Under the 1999 Stock Option Plan, in the event of (i) a merger or consolidation of the Corporation with or into another entity and if the merger or consolidation agreement does not provide for the substitution of new options for each option granted under the 1999 Stock Option Plan or for the assumption of such options, or (ii) the dissolution, liquidation or sale of substantially all the assets of the Company, all outstanding options under the 1999 Stock Option Plan will become exercisable and to the extent not exercised immediately prior to the completion of such transaction, all such options will terminate. In addition, in the event of a sale of substantially all of the Company's assets or Common Stock or a merger, consolidation or any other corporate transaction in which the Company would not be the surviving entity or surviving parent entity, the Company shall have a right to terminate all outstanding options granted under the 1999 Stock Option Plan upon 30 days prior notice; provided that, until the date of cancellation, all such options will become immediately exercisable and may be exercised by the optionholders at any time prior to the date of cancellation of such options.

     All employees of the Company and its subsidiaries (including the five Named Executive Officers and eight non-employee directors of the Company) would be eligible to receive options under the 1999 Stock Option Plan during the 1999 fiscal year. To date, no options to purchase shares of Common Stock have been granted under the 1999 Stock Option Plan.

     On December 30, 1998, the closing price of a share of Common Stock on the New York Stock Exchange was $8.50.


UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

     The following discussion of the United States federal income tax consequences of the granting and exercise of options under the 1999 Stock Option Plan, and the sale of shares of Common Stock acquired as a result thereof, is based on an analysis of the Code, as currently in effect, existing laws, judicial decisions and administrative rulings and regulations, all of which are subject to change. The following discussion applies only to an optionholder who is a United States person (hereinunder referred to as a "United States Optionholder"). For purposes of this discussion, a "United States person" means a citizen or resident alien of the United States. Non-United States persons who are participants in the 1999 Stock Option Plan are advised to consult their own tax advisors regarding the tax consequences (including in their country of residence) of the granting and exercise of options under the 1999 Stock Option Plan, and the sale of shares of the Common Stock acquired as a result of such exercise. In addition to being subject to the United States federal income tax consequences described below, a Untied States Optionholder may also be subject to state, local and/or foreign income tax consequences in the jurisdiction in which he works and/or resides.

     There are no federal income tax consequences to a United States Optionholder by reason of the grant of Incentive Stock Options or Non-Qualified Stock Options under the 1999 Stock Option Plan. The exercise of Incentive Stock Options is not a taxable event for regular federal income tax purposes.
However, such exercise may give rise to an alternate minimum tax liability. Except in the case of a disqualifying disposition (see below), the subsequent sale of shares of Common Stock following the exercise of an Incentive Stock Option will generally result in capital gain or loss. Upon the exercise of a Non-Qualified Stock Option, a United States Optionholder will generally recognize ordinary income in an amount equal to the excess of the fair market value of the shares of Common Stock at the time of exercise over the amount paid as the exercise price. The ordinary income in connection with the exercise, by a United States Optionholder who is an employee, of a Non-Qualified Stock Option will be subject to both wage and employment tax withholding.

     A United States Optionholder's tax basis in the shares of Common Stock acquired pursuant to the exercise of a Non-Qualified Stock Option will be the amount paid upon exercise plus the amount of ordinary income recognized by the United States Optionholder as a result of the exercise of the Non-Qualified Stock Option. Any gain or loss on a subsequent sale of the Common Stock will generally be either capital gain or loss.

     A disqualifying disposition occurs if the United States Optionholder disposes of shares of Common Stock acquired upon exercise of an Incentive Stock Option (other than in certain tax-free transactions) within two years from the date on which the option is granted or within one year after the transfer of the shares to the Untied States Optionholder upon his or her exercise. At the time of disposition, the United States Optionholder will generally recognize ordinary income equal to the excess of such shares' fair market value either on the date of exercise or the date of disposition, whichever is lower, over the United States Optionholder's adjusted basis in such shares, with additional gain, if any, taxed as capital gain.

     There are no federal income tax consequences to the Company by reason of the grant of Incentive Stock Options or Non-Qualified Stock Options or the exercise of Incentive Stock Options.

     Subject to the usual rules as to reasonableness of compensation, and provided that the Company complies with the applicable reporting requirements, at the time the Untied States Optionholder recognizes ordinary income from the exercise of a Non-Qualified Stock Option, the Company will be entitled to a federal income tax deduction in the amount of the ordinary income so recognized. To the extent the United States Optionholder recognizes ordinary income by reason of a disqualifying disposition of the Common Stock acquired upon exercise of Incentive Stock Options, the Company will be entitled to a corresponding deduction in the year in which the disposition occurs.

     The Company will be required to report to the Internal Revenue Service any ordinary income recognized by a United States Optionholder by reason of the exercise of a Non-Qualified Stock Option or a disqualifying disposition of Common Stock acquired upon exercise of an Incentive Stock Option, if, in the case of a disqualifying disposition, such information is available to the Company. The Company, in the case of Non-Qualified Stock Options granted to employees who are United

States Optionholders, will be required to withhold income and employment taxes (and pay the employer's shares of employment taxes) with respect to such ordinary income. On the ordinary income realized on a disqualifying disposition of Common Stock acquired upon exercise of an Incentive Stock Option, withholding of income and payroll taxes by the Company will not be required.

     The foregoing does not discuss all tax consequences that may be applicable to a United States Optionholder under the 1999 Stock Option Plan or to the Company (including, for example, the effects under state, local and/or foreign income tax laws). Accordingly, United States Optionholders are urged to consult their own tax advisors concerning the tax consequences to them of their participation in the 1999 Stock Option Plan.


        PROPOSAL 3 -- RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

     The Board of Directors, upon the recommendation of its Audit Committee, has selected Ernst & Young LLP as independent auditors to audit and report upon the consolidated financial statements of the Company for the 1999 fiscal year and is submitting this matter to the stockholders for their ratification. Ernst & Young LLP served as the Company's independent auditors in fiscal 1998 and in prior years. Assuming a quorum is present, a vote of a majority of the votes cast at the Meeting, in person or by proxy, is required for the ratification of the selection of Ernst & Young LLP. Abstentions and broker non-votes are not counted as votes cast. If stockholders do not ratify the selection of Ernst & Young LLP, the Board of Directors will consider other independent auditors. Representatives of the firm of Ernst & Young LLP will be present at the Meeting to make a statement if they desire to do so and to be available to respond to appropriate questions that may be asked by stockholders.


                                 ANNUAL REPORT

     All stockholders of record as of December 21, 1998 are concurrently being sent a copy of the Company's Annual Report for the fiscal year ended October 3, 1998 which contains audited financial statements of the Company for the fiscal years ended September 28, 1996, September 27, 1997, and October 3, 1998.


                             STOCKHOLDER PROPOSALS

     Stockholder proposals must be received by the Company at its principal executive office no later than September 8, 1999 in order to be considered for inclusion in proxy materials distributed in connection with the next annual meeting of stockholders.

     The proxy or proxies designated by the Company will have discretionary authority to vote on any matter properly presented by a stockholder for consideration at the next annual meeting of stockholders but not submitted for inclusion in the proxy materials for such meeting unless notice of the matter is received by the Company at its principal executive office not later than November 22, 1999 and certain other conditions of the applicable rules of the Securities and Exchange Commission are satisfied.


                                 MISCELLANEOUS

     As of the date of this Proxy Statement, the Board of Directors of the Company does not know of any other matter to be brought before the Meeting. However, if any other matters not mentioned in the Proxy Statement are brought before the Meeting or any adjournments thereof, the persons named in the enclosed Proxy or their substitutes will have discretionary authority to vote proxies given in said form or otherwise act, in respect of such matters, in accordance with their best judgment.

     All of the costs and expenses in connection with the solicitation of proxies with respect to the matters described herein will be borne by the Company. In addition to solicitation of proxies by use of the mails, directors, officers and employees (who will receive no compensation therefor in addition to their regular remuneration) of the Company may solicit the return of proxies by telephone, telegram or personal interview. The Company will request banks, brokerage houses and other custodians, nominees and fiduciaries to forward copies of the proxy materials to their principals and to request instructions for voting the proxies. The Company may reimburse such banks, brokerage houses and other custodians, nominees and fiduciaries for their expenses in connection therewith.

     THE COMPANY WILL PROVIDE WITHOUT CHARGE TO EACH BENEFICIAL OWNER OF COMMON STOCK ON THE RECORD DATE, ON THE WRITTEN REQUEST OF ANY SUCH PERSON, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED OCTOBER 3, 1998 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. ANY SUCH REQUEST SHOULD BE MADE IN WRITING TO MICHAEL R. HARMON, SECRETARY, GALEY & LORD, INC., P.O. BOX 35528, GREENSBORO, NORTH CAROLINA 27425.

     It is important that proxies be returned promptly. Stockholders are, therefore, urged to fill in, date, sign and return the Proxy immediately. No postage need be affixed if mailed in the enclosed envelope in the United States.

                                      By order of the Board of Directors

                                      /s/ Michael R. Harmon
                                      --------------------------------
                                      MICHAEL R. HARMON
                                      SECRETARY

January 6, 1999

                                                                       EXHIBIT A






                           1999 STOCK OPTION PLAN OF
                              GALEY & LORD, INC.
   1. DEFINITIONS.

     "Board of Directors" shall mean, solely for the purposes of the Plan, those members of the Board of Directors of the Corporation who are intended to be "non-employee directors" within the meaning of Rule 16b-3(b)(3) promulgated under the Exchange Act and "outside directors" within the contemplation of
Section 162(m)(4)(C)(i) of the Code.

     "Cancellation Notice" shall mean the notice given by the Corporation to an Optionee pursuant to Section 11(c) hereof notifying him of the cancellation of his Option.

     "Code" shall mean the Internal Revenue Code of 1986, as amended.

     "Common Stock" shall mean shares of common stock of the Corporation, par value $.0l per share.

     "Corporation" shall mean Galey & Lord, Inc., a Delaware corporation.

     "Director Participant" shall have the meaning set forth in Section 6(a).

     "Exchange Act" shall mean the Securities Exchange Act of 1934.

     "Exercise Price per Share" with respect to an Option shall mean the price, as set forth in the Optionee's Option Agreement and as determined by the Board of Directors, at which the Optionee may exercise such Option; PROVIDED, HOWEVER, that the Exercise Price per Share shall not be less than 100% of the Fair Market Value Per Share at the time such Option is granted (110% of Fair Market Value per Share in the case of an Incentive Stock Option described in
Section 15(b) hereof).

     "Fair Market Value per Share" of the Corporation's Common Stock on a Trading Day shall mean the last reported sale price for Common Stock (regular way) or, in case no such reported sale takes place on such Trading Day, the average of the closing bid and asked prices (regular way) for the Common Stock for such Trading Day, in either case on the principal national securities exchange on which the Common Stock is listed or admitted to trading or the Nasdaq National Market, or if the Common Stock is not listed or admitted to trading on any national securities exchange or the Nasdaq National Market, but is traded on the Nasdaq Smallcap Market, the OTC Electronic Bulletin Board or otherwise in the over-the-counter market, the closing sale price of the Common Stock or, if no sale is publicly reported, the average of the closing bid and asked quotations for the Common Stock, as reported by the Nasdaq Smallcap Market, the OTC Electronic Bulletin Board or any comparable system or, if the Common Stock is not listed on the Nasdaq Smallcap Market, the OTC Electronic Bulletin Board or a comparable system, the closing sale price of the Common Stock or, if no sale is publicly reported, the average of the closing bid and asked prices, as furnished by two members of the National Association of Securities Dealers, Inc. who make a market in the Common Stock selected from time to time by the Corporation for that purpose. In addition, for purposes of this definition, a "Trading Day" shall mean, if the Common Stock is listed on any national securities exchange, a business day during which such exchange was open for trading and at least one trade of Common Stock was effected on such exchange on such business day, or, if the Common Stock is not listed on any national securities exchange, or the Nasdaq National Market or the Nasdaq Smallcap Market but is traded on the OTC Electronic Bulletin Board or otherwise in the over-the-counter market, a business day during which the OTC Electronic Bulletin Board or over-the-counter market was open for trading and at least one "eligible dealer" quoted both a bid and asked price for the Common Stock. An "eligible dealer" for any day shall include any broker-dealer who quoted both a bid and asked price for such day, but shall not include any broker-dealer who quoted only a bid or only an asked price for such day.

     "Incentive Stock Option" shall mean an Option which is intended to qualify as an "incentive stock option" within the meaning of Section 422(b) of the Code or any applicable successor provision of the Code.

     "Option" shall mean a stock option granted to an Optionee pursuant to the Plan. An Option may be either an Incentive Stock Option or one which does not qualify as an Incentive Stock Option.

     "Option Agreement" shall mean the agreement or certificate between the Corporation and an Optionee evidencing the award of an Option pursuant to the Plan and setting forth the terms and conditions of the Option.

     "Optionee" shall mean a person to whom an Option is granted pursuant to the Plan. Unless otherwise provided herein, the term "Optionee" shall include Director Participants as defined in Section 6(a) of the Plan.

     "Plan" shall mean this 1999 Stock Option Plan of the Corporation, effective as of February 9, 1999.

     "Shares" shall mean the shares of Common Stock which may be issued pursuant to the Plan.

     "Subsidiary" shall mean a subsidiary of the Corporation within the meaning of Section 424(f) of the Code.

     2. PURPOSE OF THE PLAN.

     The purpose of the Plan is to secure for the Corporation and its stockholders the benefits arising from capital stock ownership by officers, directors, consultants and certain other employees of the Corporation and its Subsidiaries who are expected to contribute to the Corporation's future growth and success, to attract new individuals to enter into service or employment with the Corporation and its Subsidiaries and to encourage such individuals to secure or increase on reasonable terms their stock ownership in the Corporation. The Board of Directors believes that the granting of Options under the Plan will promote continuity of management and increase incentive and personal interest in the welfare of the Corporation by those who are or may become primarily responsible for shaping and carrying out the long range plans of the Corporation and its Subsidiaries and securing the Corporation's continued growth and financial success.

   3. ADMINISTRATION.

     (a) The Plan shall be administered by the Board of Directors. Subject to the express provisions of the Plan, the Board of Directors shall have the authority, in its discretion, to determine the individuals to whom, the time or times at which, Options shall be granted, the number of shares to be subject to each Option and the type and terms and conditions of each Option. In making such determinations, the Board of Directors may take into account the nature of the services rendered by the respective individuals, their present and potential contributions to the Corporation's success and such other factors as the Board of Directors, in its discretion, shall deem relevant. Subject to the express provisions of the Plan, the Board of Directors shall also have the authority, in its sole discretion, to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to it, to determine the terms and provisions of the respective Option Agreements (which need not be identical) and to make all other determinations necessary or advisable for the administration of the Plan. Any dispute or disagreement which may arise under or as a result of or with respect to any Option shall be determined by the Board of Directors, in its sole discretion, and any interpretations by the Board of Directors of the terms of any Option shall be final, binding and conclusive.

     (b) The Board of Directors may delegate authority to the Chief Executive Officer of the Corporation to administer the Plan with respect to employees of the Corporation or a Subsidiary (i) who are not officers of the Corporation subject to the provisions of Section 16 of the Exchange Act and (ii) whose compensation is not subject to the provisions of Section 162(m) of the Code, subject to such conditions, restrictions and limitations as may be imposed by the Board of Directors, including but not limited to: (A) Options in the aggregate to purchase not more than 100,000 shares of the Common Stock may be granted in any one calendar year by the Chief Executive Officer to all such employees of the Corporation and its Subsidiaries and (B) the Board of Directors shall establish a maximum number of shares that may be subject to Options granted under the Plan in any one calendar year to any single employee by the Chief Executive Officer. Unless and until the Board of Directors shall take further action, the maximum number of Shares that may be subject to Options granted under the Plan in any one calendar year by the Chief Executive Officer to any single employee shall be 5,000. Any actions duly taken by the Chief Executive Officer with respect to the grant of Options to employees shall be deemed to have been taken by the Board of Directors for purposes of the Plan.

   4. NUMBER OF SHARES.

     The aggregate number of Shares in respect to which Options may be granted under the Plan is 500,000 Shares, subject to adjustment in accordance with
Section 11 hereof. Shares covered by the unexercised portions of any terminated or cancelled Options shall be available to become subject to Options granted thereafter. Upon any exercise of an Option, the number of Shares with respect to which the Option may thereafter be exercised by the Optionee shall no longer include the sum of the Shares purchased upon exercise.

   5. GRANT OF OPTIONS TO OFFICERS, CONSULTANTS AND EMPLOYEES.

     The Board of Directors may, at any time grant Options to such officers, consultants and employees of the Corporation and its Subsidiaries as the Board of Directors may select. Such Options shall cover such number of Shares as the Board of Directors shall designate, subject to the other provisions of the Plan. No Optionee who is an executive officer of the Corporation shall, during any period of three fiscal years of the Corporation, be granted Options to purchase more than an aggregate of 400,000 shares.

   6. GRANTS OF OPTIONS TO DIRECTORS.

     (A) GENERAL PROVISIONS.

     (i) On or prior to each December 1 and at the time each Director Participant (as defined below) first becomes a director of the Corporation, each person who is serving as a director of the Corporation on such date and is not a common law employee of the Corporation (hereinafter referred to as a "Director Participant") shall make an irrevocable election in writing (at such time and in such manner as may be prescribed by the Corporation) to receive, annually on the third Trading Day (as defined in Section 1 under the definition of "Fair Market Value per Share") after the date of the Annual Meeting of Stockholders of the Corporation and on the third Trading Day after the date on which each Director Participant first becomes a director (if such date is a date other than the date of the Annual Meeting of Stockholders of the Corporation), either (A) Options to purchase up to 2,000 Shares, or (B) a number of shares of Common Stock issued under the Corporation's 1996 Restricted Stock Plan as amended from time to time (the "Restricted Stock Plan") derived by dividing 18,000 by the Fair Market Value per Share of the Common Stock on the date of grant (rounded to the next highest share), subject to availability under the Restricted Stock Plan, and each Director Participant who elects pursuant to this Section 6(a)(i)(A) to receive Options, shall automatically be granted Options to purchase up to 2,000 Shares on the third Trading Day after the date of the Annual Meeting of Stockholders of the Corporation and on the third Trading Day after the Date on which each Director Participant becomes a director (if such date is a date other than the date of the Annual Meeting of Stockholders of the Corporation).

 (ii) On or prior to each December 1 and at the time each Director
      Participant first becomes a director of the Corporation, each Director Participant shall make an irrevocable election in writing (at such time and in such manner as may be prescribed by the Corporation) to receive all of his or her annual director's fees for the subsequent calendar year (or for the remainder of the current calendar year, in the case of a Director Participant who first becomes a director during such calendar year) in the form of (A) cash in the amount of $20,000, (B) Options to purchase 2,500 Shares, or (C) a combination of $10,000 of cash and (subject to availability under the Restricted Stock Plan) a number of shares of Common Stock issued under the Restricted Stock Plan derived by dividing 15,000 by the Fair Market Value per Share of the Common Stock on the third Trading Day after January 1 of such calendar year (or the Third Trading Day after the date on which such Director Participant first becomes a director, as the case may be), rounded to the next highest share, and each Director Participant who elects pursuant to this Section 6(a)(ii) to receive Options, shall automatically be granted Options to purchase up to 2,500 Shares on the third Trading Day after January 1 of such subsequent calendar year (or on the Third Trading Day after the date on which such Director Participant first becomes a director, as the case may be). Notwithstanding the foregoing provisions of this Section 6(a)(ii), the amount of the annual director's fee to be paid (whether in the form of cash, Options or a combination of cash and shares of Common Stock issued under the Restricted Stock Plan) with respect to a calendar year to a Director Participant who first becomes a director during such calendar year shall be reduced to an amount calculated by multiplying the amount to which a Director Participant otherwise would be payable pursuant to the foregoing provisions of this Section 6(a)(ii) (whether in the form of cash, Options or a combination of cash and shares of Common Stock issued under the Restricted Stock Plan) by a fraction, the numerator of which is the number of calendar days remaining in such calendar year measured from the date on which such Director Participant first becomes a director and the denominator of which is three hundred sixty-five (365).

(iii) The Options granted pursuant to this Section shall not be Incentive Stock Options. The Exercise Price per Share with respect to Options granted pursuant to this Section 6 shall be the Fair Market Value per Share on the date of the grant.

  (b) EXERCISABILITY OF OPTIONS. Each Option granted under this Section 6 by its terms shall be exercisable for ten years from the date of the grant. An Option granted pursuant to this Section shall become exercisable with respect to one hundred percent (100%) of the shares covered one year after the date of grant.

   7. OPTION AGREEMENTS.

     Each award of an Option pursuant to the Plan shall be evidenced by an Option Agreement between the Optionee and the Corporation. Each Option Agreement shall specify the number of Shares covered by such Option and the Exercise Price per Share and shall contain such terms and conditions not inconsistent with the Plan as the Board of Directors in its sole discretion shall deem appropriate (which terms and conditions need not be the same in each Option Agreement and may be changed from time to time). Each Option Agreement may require as conditions of exercise that the Optionee provide such investment representations with respect to, and enter into such agreements concerning the sale and transfer of, the Shares receivable by the Optionee upon exercise, as the Board of Directors shall deem appropriate. A condition to the exercise of any Option which is not an Incentive Stock Option shall be the withholding of income taxes and employment taxes that the Corporation determines it is required to withhold upon the exercise of an Option. In the event of the death of an Optionee, a condition of exercising any Option shall be the delivery to the Corporation of such tax waivers and other documents as the Board of Directors shall determine.

     8. EXERCISE AND TERM OF OPTION.

     (a) Each Option Agreement shall specify the date or dates on which the Option granted thereunder may be exercised. Except as provided in Section 6(b) hereof with respect to Options granted to Director Participants, each Option Agreement may provide for exercise of the Option in installments on such terms and conditions as the Board of Directors may determine. The term of each Option shall be fixed by the Board of Directors but shall in no case exceed ten years from the date of grant of such Option. Subject to the provisions of the Option Agreement, an Option may be exercised either in whole or in part at any time or from time to time.

     (b) An Option may be exercised only by a written notice of intent to exercise such Option with respect to a specific number of shares of Common Stock and payment to the Corporation of the amount of the option price for the number of shares of Common Stock so specified; PROVIDED, HOWEVER, that, subject to the requirements of Regulation T (as in effect from time to time) promulgated under the Securities Exchange Act of 1934, as amended, the Board of Directors may implement procedures to allow a broker chosen by an Optionee to make payment of all or any portion of the option price payable upon the exercise of an Option and receive, on behalf of such Optionee, all or any portion of the shares of the Common Stock issuable upon such exercise.

   9. NON-TRANSFERABILITY OF OPTION RIGHTS.

     Options which are Incentive Stock Options shall not be transferable except by will or the laws of descent and distribution, and, except as otherwise determined by the Board of Directors, Options which are not Incentive Stock Options shall not be transferable except by will or the laws of descent and distribution. During the lifetime of an Optionee, such Optionee's Option shall be exercisable only by the Optionee.

   10. EFFECT OF TERMINATION OF EMPLOYMENT OR SERVICE.

     Upon the termination of employment or service with the Corporation and its Subsidiaries of any Optionee, all rights under any Option held by such Optionee shall be governed by such conditions as may be provided by the Board of Directors at the time of the grant of such Option.

   11. STOCK DIVIDEND, MERGER, CONSOLIDATION, ETC.

     (a) In the event there is any change in the Common Stock of the Corporation by reason of any reorganization, recapitalization, stock split, stock dividend or otherwise, there shall be substituted for or added to each share of Common Stock theretofore appropriated or thereafter subject, or which may become subject to any option, the number and kind of shares of stock or other securities into which each outstanding share of Common Stock shall be so changed or for which each such share shall be exchanged, or to which each such share shall be entitled, as the case may be, and the per share price thereof also shall be appropriately adjusted. Notwithstanding the foregoing, (i) each such adjustment with respect to an Incentive Stock Option shall comply with the rules of Section 424(a) of the Code, and (ii) in no event shall any adjustment be made which would render any Incentive Stock Option granted hereunder other than an "incentive stock option" for purposes of Section 422 of the Code or any applicable successor provision of the Code.

     (b) Upon (i) the merger or consolidation of the Corporation with or into another corporation, if the agreement of merger or consolidation does not provide for (A) the continuance of the Options granted hereunder, or (B) the substitution of new Options, or for the assumption of such Options, by the surviving corporation, or (ii) the dissolution, liquidation, or sale of substantially all the assets, of the Corporation, the holder of any such Option(s) theretofore granted and still outstanding (and not otherwise expired) shall have the right immediately prior to the effective date of such merger, consolidation, dissolution, liquidation or sale of assets to exercise such Option(s) in whole or in part without regard to any installment provision that may have been made part of the terms and conditions of such Option(s). The Corporation, to the extent practicable, shall give advance notice to affected Optionees of such merger, consolidation, dissolution, liquidation or sale of assets. All such Options which are not so exercised shall be forfeited as of the effective time of such merger, consolidation, dissolution, liquidation or sale of assets.

     (c) Unless otherwise provided in an Optionee's Option Agreement, the Corporation shall have the right to terminate the rights of any Optionee to exercise any Options, effective 30 days after receipt by the Optionee of a Cancellation Notice from the Corporation. The Corporation may issue a Cancellation Notice only in connection with (i) the sale of substantially all of the Corporation's assets or Common Stock, or (ii) a merger, consolidation or other corporate transaction in which the Corporation would not be the surviving entity or surviving parent entity. The Cancellation Notice shall afford the Optionee the right to exercise all Options held by such Optionee with respect to all Shares covered thereby (even if they would not otherwise have become exercisable with respect to all such Shares at that time) during the period prior to the effective date of the termination.

   12. RIGHTS AS A STOCKHOLDER.

     An Optionee shall have no rights as a stockholder with respect to any Shares covered by an Option until such Optionee shall have become the holder of record of any such Shares.

   13. DETERMINATIONS.

     Each determination, interpretation or other action made or taken pursuant to the provisions of the Plan by the Board of Directors, and each determination of Fair Market Value per Share shall be final and conclusive for all purposes and shall be binding upon all persons, including, without limitation, the Corporation and all Optionees, and their respective successors and assigns.

   14. AMENDMENT, TERMINATION AND MODIFICATION OF THE PLAN AND AGREEMENTS.

     The Board of Directors may at any time or from time to time terminate, suspend or amend the Plan in whole or in part (including amendments deemed necessary or desirable to conform to any change in the law or regulations applicable hereto); PROVIDED, HOWEVER, that without approval of the stockholders of the Corporation, no such action may increase the number of Shares with respect to which Options may be granted; PROVIDED, FURTHER, that no such amendment or termination shall affect any Options theretofore granted without the consent of the Optionee of such Option.

   15. INCENTIVE STOCK OPTIONS.

     Options granted under the Plan which are intended to be Incentive Stock Options shall be specifically designated as Incentive Stock Options and shall be subject to the following additional terms and conditions:

     (a) DOLLAR LIMITATION. The aggregate fair market value (determined as of the date of the option grant and consistent with Section 422(c)(7) of the Code or any applicable successor provision of the Code) of the Common Stock with respect to which Incentive Stock Options granted under the Plan (and under any other incentive stock option plans of the Corporation) are exercisable for the first time by any employee in any one calendar year shall not exceed $100,000.

     (b) 10% STOCKHOLDER. If any Optionee to whom an Incentive Stock Option is to be granted under the Plan is at the time of the grant of such Option the owner of stock possessing more than 10% of the total combined voting power of all classes of stock of the Corporation, then the following special provisions shall be applicable to the Incentive Stock Option granted to such Optionee:

   (i) The Exercise Price per Share of the Common Stock subject to such Incentive Stock Option shall not be less than 110% of the Fair Market Value per Share at the time of grant; and

     (ii) The Option exercise period shall not exceed five years from the date of grant.

     Except as modified by the preceding provisions of this Section 15, all the provisions of the Plan shall be applicable to Incentive Stock Options granted hereunder.

   16. NO SPECIAL EMPLOYMENT RIGHTS.

     Nothing contained in the Plan or in any Option granted under the Plan shall confer upon any Optionee any right with respect to the continuation of such Optionee's employment by the Corporation or any Subsidiary or interfere in any way with the right of the Corporation or any Subsidiary, subject to the terms of any separate employment agreement to the contrary, at any time to terminate such employment or to increase or decrease the compensation of the Optionee from the rate in existence at the time of the grant of such Option.

   17. EFFECTIVE DATE.

     The Plan shall become effective when adopted by a vote of the entire board of directors of the Corporation, subject to approval by the Corporation's stockholders. If such stockholder approval is not obtained within twelve months after the date of the Board's adoption of the Plan, any Incentive Stock Options previously granted under the Plan shall terminate, and no further Incentive Stock Options shall be granted. Subject to this limitation, Options may be granted under the Plan at any time after the effective date and before the date fixed for termination of the Plan.

   18. EXPIRATION AND TERMINATION OF THE PLAN.

     The Plan shall terminate on February 8, 2009 or at such earlier time as the Board of Directors may determine. Options may be granted under the Plan at any time and from time to time prior to its termination. Any Option outstanding under the Plan at the time of the termination of the Plan shall remain in effect until such Option shall have been exercised or shall have expired in accordance with its terms.

   ********************************APPENDIX*********************************

                              GALEY & LORD, INC.
P
         ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON FEBRUARY 9, 1999
R
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
O
      The undersigned hereby constitutes and appoints Arthur C. Wiener and
X     Michael R. Harmon, or either of them acting singly in the absence of the other, with the power of substitution in either of them, the proxies Y of the undersigned to vote with the same force and effect as the undersigned all shares of Common Stock of Galey & Lord, Inc. (the "Company") held of record by the undersigned on December 21, 1998, at the Annual Meeting of Stockholders to be held at the Company's executive offices, 980 Avenue of the Americas, New York, New York 10018, on February 9, 1999, at 10:30 A.M., Local Time, and at any adjournment or adjournments thereof, hereby revoking any proxy or proxies heretofore given and ratifying and confirming all that said proxies may do or cause to be done by virtue thereof with respect to the following matters:

1. The election of nine directors nominated by the Board of Directors:

     [ ] FOR all nominees listed below (except as indicated below)[ ] WITHHOLD AUTHORITY to vote for the nominees listed below

   ARTHUR C. WIENER, LEE ABRAHAM, MICHAEL T. BRADLEY, PAUL G. GILLEASE, WILLIAM deR. HOLT, HOWARD S. JACOBS, WILLIAM M.R. MAPEL, STEPHEN C. SHERRILL and DAVID F. THOMAS


   (INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE OR NOMINEES WRITE SUCH NOMINEE'S OR NOMINEES' NAMES IN THE SPACE PROVIDED BELOW.)
  -----------------------------------------------------------------------------

2. The adoption of the Company's proposed 1999 Stock Option Plan for officers, directors, consultants and employees of the Company and its subsidiaries.
        [ ] FOR      [ ] AGAINST      [ ] ABSTAIN


3. The ratification of the selection of Ernst & Young LLP as independent auditors of the Company for the 1999 fiscal year.

        [ ] FOR      [ ] AGAINST      [ ] ABSTAIN


4. Upon such other business as may properly come before the Meeting or any adjournment thereof.

     This proxy, when properly executed, will be voted as directed. If no direction is indicated, the proxy will be voted (i) FOR the election of the nine named individuals as directors, (ii) FOR the adoption of the Company's proposed 1999 Stock Option Plan, (iii) FOR the ratification of the selection of Ernst & Young LLP as independent auditors of the Company for the 1999 fiscal year, and (iv) in accordance with the judgment of the person or persons voting the proxies on any other matter that may be properly brought before the Meeting.

     The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders to be held on February 9, 1999 and the Proxy Statement, dated January 6, 1999, prior to the signing of this proxy.


                                          Dated: -----------------------, 1999

                                          ------------------------------- (L.S.)

                                          ------------------------------- (L.S.)

                                          ------------------------------- (L.S.)


                                          Please sign your name exactly as it
                                          appears hereon. When signing as
                                          attorney, executor, administrator,
                                          trustee or guardian, please give your
                                          full title as it appears hereon. When
                                          signing as joint tenants, all parties
                                          in the joint tenancy must sign. When
                                          a proxy is given by a corporation, it
                                          should be signed by an authorized
                                          officer and the corporate seal
                                          affixed. No postage is required if
                                          returned in the enclosed envelope and
                                          mailed in the United States.


PLEASE SIGN, DATE AND MAIL THIS PROXY IMMEDIATELY IN THE ENCLOSED ENVELOPE.